CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-69804 on Form N-1A of our report dated December 22, 2025, relating to the financial statements and financial highlights of Nicholas Equity Income Fund, Inc. (the “Fund”), appearing in Form N-CSR of the Fund for the period from April 1, 2025 to October 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings”, “Shareholder Reports” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 26, 2026